CSW INDUSTRIALS, INC.
Time Vested Restricted Stock Unit Award Agreement
Date of Grant:
Name of Participant:
Number of Restricted Stock Units:
CSW Industrials, Inc. (the “Company”) hereby awards to [ ] (the “Participant”) the number of Restricted Stock Units of the presently authorized but unissued Common Shares, $0.01 par value per share, of the Company (the “Restricted Stock Units”) set forth above pursuant to the CSW Industrials, Inc. Amended and Restated 2015 Equity and Incentive Compensation Plan (the “Plan”). The Restricted Stock Units granted pursuant to this Award Agreement are subject to the “Recoupment of Incentive Compensation Policy.”
Unless otherwise provided herein, capitalized terms used in this Award Agreement that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. The terms and conditions of the Restricted Stock Units granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:
1. No Right to Continued Employee Status
Nothing contained in this Award Agreement shall confer upon Participant the right to the continuation of his or her employee status, or to interfere with the right of the Company, or any Subsidiary or Affiliate, as applicable, to terminate such relationship.
2. Vesting of Restricted Stock Units

(a)
The Restricted Stock Units granted hereby shall vest in three (3) equal annual installments beginning on the first annual anniversary of the Date of Grant (i.e., ), on condition that the Participant remains an employee of the Company, or one of its Subsidiaries or Affiliates, on the applicable anniversary date that each installment vests. Subject to Section 2(b) below, all unvested Restricted Stock Units will be forfeited and cancelled upon the Participant’s termination of service from the Company and all Subsidiaries and Affiliates, as applicable, on the date of such termination.

(b)
Notwithstanding anything contained in this Award Agreement to the contrary, any unvested Restricted Stock Units granted pursuant to this Award Agreement shall automatically vest in full upon the occurrence of any of the following events: (i) a Change in Control, (ii) the Participant’s termination of service from the Company and all Subsidiaries and Affiliates, as applicable, due to his or her Disability, or (iii) the Participant’s termination of service from the Company and all Subsidiaries and Affiliates, as applicable, due to his or her death. For purposes of this Award Agreement, “Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

3. Retention of Certificates
The Company will retain the certificate(s) representing the Restricted Stock Units granted to the Participant pursuant to this Award Agreement until such time as the vesting restrictions have lapsed and the restrictions on the transfer of such Restricted Stock Units have terminated. Within a reasonable time thereafter, the Company will deliver to the Participant certificate(s) representing such Restricted Stock Units free of any applicable restrictions.
4. Restrictions on Transfer
The Restricted Stock Units granted hereunder shall not be sold, assigned, transferred, pledged or otherwise encumbered until such Restricted Stock Units are fully vested.
5. Dividends and Other Distributions
The Participant shall be entitled to receive credits (“Dividend Equivalents”) based upon the cash dividends or cash distributions that would have been declared and paid with respect to the Restricted Stock Units as if the equivalent number of Common Shares were held by the Participant. Dividend Equivalents shall be deemed to be reinvested in additional Common Shares (which may thereafter accrue additional Dividend Equivalents). Any such reinvestment shall be at the Fair Market Value of the Common Shares on the date of such reinvestment. The Participant shall also have the right to accrue Dividend Equivalents based upon the stock dividends or stock distributions that would have been declared and paid with respect to the Restricted Stock Units as if the equivalent number of Common Shares were held by the Participant. With respect to any unvested Restricted Stock Units, all Dividend Equivalents or distributions shall likewise vest in the same manner as the Restricted Stock Units as to which such Dividend Equivalents or distributions relate. In the event any Restricted Stock Units do not vest pursuant to Section 2 above, the Participant shall forfeit his or her right to any Dividend Equivalents accrued with respect to such unvested and forfeited Restricted Stock Units.
6. No Shareholder Rights
The Restricted Stock Units awarded pursuant to this Award Agreement do not and shall not entitle the Participant to any rights of a shareholder of the Company prior to the date Common Shares are issued to the Participant pursuant to Section 3 above.
7. Withholding
To the extent that the Company is required to withhold Federal, state or other taxes in connection with the lapse of the restrictions hereunder on the Common Shares, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any delivery of Common Shares to the Participant that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.
8. Notices
Any notice required to be given pursuant to this Award Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Participant at the address last provided for his or her employee records.
9. Award Agreement Subject to Plan
This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan.
10. Entire Agreement
This Award Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Award Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Award Agreement; provided, however, in any event, this Award Agreement shall be subject to and governed by the Plan.
11. Severability
In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
12. Electronic Delivery
The Company may, in its sole discretion, deliver any documents related to the Restricted Stock Units and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13. Counterparts
This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement on as of the date first above written.

COMPANY:
CSW INDUSTRIALS, INC.

______________________________
By:     Joseph B. Armes
    Chairman and Chief Executive Officer

PARTICIPANT:

______________________________
By: [_____________]

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